Exhibit 99.1

August 5, 2005

Chesapeake Corporation Agrees to Acquire Arlington Press

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced that it has signed a definitive agreement with Impaxx, Inc. to acquire Impaxx Pharmaceutical Packaging Group, Inc., which does business as Arlington Press. Arlington Press is the leading supplier of printed pharmaceutical leaflets in North America.

The agreement calls for Chesapeake to purchase all of the outstanding capital stock of Arlington Press for $65 million, subject to a working capital adjustment. Closing, which is subject to antitrust review and other customary closing conditions, is expected to occur within the next 60 days.

Arlington Press primarily serves the North American pharmaceutical market with printed leaflets, pressure-sensitive labels and folding cartons. Arlington Press has served several of the world's leading pharmaceutical companies for more than 20 years, and its current customers include eight of the ten largest pharmaceutical companies operating in the United States.

"This transaction strengthens our presence in North America and provides a platform to expand our global pharmaceutical packaging business," said Thomas H. Johnson, Chesapeake chairman and chief executive officer. "We are the leading European supplier of leaflets, labels and cartons to the pharmaceutical market, and Arlington's U.S. pharmaceutical customer base and manufacturing capabilities complement our existing business. With Arlington Press we will have a strong presence as a global supplier of pharmaceutical leaflets, and this positions us for future growth across our entire range of pharmaceutical packaging. Additionally, we expect the acquisition to be accretive to our earnings in 2005."

Founded in 1920, Arlington Press, which employs approximately 300 people, has its headquarters in Lake Success, N.Y. and production facilities in Lake Success, Brooklyn, N.Y. and Raleigh, N.C. Arlington's facilities comply with pharmaceutical cGMP (Current Good Manufacturing Processes) standards.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

Impaxx, Inc. is a portfolio company of Aurora Capital Group, a Los Angeles-based private investment firm.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.